PRICING SUPPLEMENT Dated March 27, 2019

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224192

Supplementing the Preliminary Prospectus

Supplement, dated March 27, 2019 and the

Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$500,000,000 4.875% Senior Notes due 2024

$500,000,000 4.450% Senior Notes due 2026

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated March 27, 2019 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated March 27, 2019 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated April 6, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	4.875% Senior Notes due 2024 (the “2024 Notes”). The 2024 Notes offered hereby form a part of the series of our currently outstanding 4.875% Senior Notes due 2024 and have the same terms as the existing notes of this series issued by us on January 16, 2019 (the “Existing 2024 Notes”), except the issue date. The 2024 Notes will have the same CUSIP, ISIN, CFI and FISN numbers as the Existing 2024 Notes and will trade interchangeably with the Existing 2024 Notes immediately upon settlement. The 2024 Notes offered hereby and the Existing 2024 Notes previously issued by us will constitute a single series under the Indenture for all purposes. Upon issuance of the 2024 Notes, the aggregate principal amount outstanding of our 4.875% Senior Notes due 2024 will be $900,000,000. 4.450% Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”)

Underwriters:

Joint Book-Running Managers: Goldman Sachs & Co. LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. LLC; SunTrust Robinson Humphrey, Inc.; Wells Fargo Securities, LLC; Barclays Capital Inc.; BNP Paribas Securities Corp.; Citigroup Global Markets Inc.; Credit Agricole Securities (USA) Inc.; Credit Suisse Securities (USA) LLC; Deutsche Bank Securities Inc.; HSBC Securities (USA) Inc.; J.P. Morgan Securities LLC; Mizuho Securities USA LLC; MUFG Securities Americas Inc.; RBC Capital Markets, LLC; Santander Investment Securities Inc.; TD Securities (USA) LLC

Co-Managers: Citizens Capital Markets, Inc.; Fifth Third Securities, Inc.; SG Americas Securities, LLC

Trade Date:	March 27, 2019

Settlement Date:

April 3, 2019 (T+5)

We expect that delivery of the Notes will be made to investors on or about April 3, 2019, which will be the 5th business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Ratings:	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)[1]

Distribution:	SEC Registered

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

[1]

These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

2024 Notes

Principal Amount:	$500,000,000

Maturity Date:	January 16, 2024

Coupon:	4.875%

Issue Price to Public:	103.866% of the principal amount, plus accrued interest from January 16, 2019 to April 3, 2019, totaling $5,213,541.67

Gross Proceeds:	$519,330,000

Benchmark Treasury:	UST 2.375% due February 29, 2024

Benchmark Treasury Price:	100-31 1⁄4

Benchmark Treasury Yield:	2.165%

Spread to Benchmark Treasury:	+180 basis points

Yield to Maturity:	3.965%

Interest Payment Dates:	January 16 and July 16, beginning on July 16, 2019

Optional Make-Whole Redemption:	Following issuance and prior to December 16, 2023, make-whole call at T+35 basis points. At any time on or after December 16, 2023, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland, the United States or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the 2024 Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the 2024 Notes of such series at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the 2024 Notes of such series, plus accrued and unpaid interest to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AK1 / US00774MAK18

2026 Notes

Principal Amount:	$500,000,000

Maturity Date:	April 3, 2026

Coupon:	4.450%

Issue Price to Public:	99.869% of the principal amount, plus accrued interest, if any, from April 3, 2019

Gross Proceeds:	$499,345,000

Benchmark Treasury:	UST 2.500% due February 28, 2026

Benchmark Treasury Price:	101-14 +

Benchmark Treasury Yield:	2.272%

Spread to Benchmark Treasury:	+220 basis points

Yield to Maturity:	4.472%

Interest Payment Dates:	April 3 and October 3, beginning on October 3, 2019

Optional Make-Whole Redemption:	Following issuance and prior to February 3, 2026, make-whole call at T+35 basis points. At any time on or after February 3, 2026, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland, the United States or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the 2026 Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the 2026 Notes of such series at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the 2026 Notes of such series, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AL9/US00774MAL90

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING GOLDMAN SACHS & CO. LLC TOLL FREE AT (866) 471-2526, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL FREE AT (800) 294-1322, MORGAN STANLEY & CO. LLC TOLL FREE AT (866) 718-1649, SUNTRUST ROBINSON HUMPHREY, INC. TOLL FREE AT (800) 685-4786 OR WELLS FARGO SECURITIES, LLC TOLL FREE AT (800) 645-3751.

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